Exhibit 10.43

PALM, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between R. Todd Bradley (the “Employee”) and Palm, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”). This Agreement supersedes and replaces the Management Retention Agreement dated June 10, 2001 between the Employee and the Company.

RECITALS

A.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.    The Board believes that it is imperative to provide the Employee with severance benefits upon Employee’s termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.    Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1.    Term of Agreement.    This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment.    The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a

Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans or pursuant to other written agreements with the Company.

3.    Acceleration upon Change of Control.    Upon a Change of Control, 100% of the shares subject to Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and became exercisable, but in no event shall the number of shares subject to such Options which so vest exceed the total number of shares subject to such Options. Additionally, 100% of the shares of the Company’s Common Stock then held by Employee subject to a Company repurchase right (the “Restricted Stock”) shall immediately vest and have such Company right of repurchase with respect to such shares of Restricted Stock lapse, but in no event shall the number of shares which so vest exceed the number of shares of Restricted Stock outstanding immediately prior to the Change of Control. In all other respects, the Options and Restricted Stock shall continue to be bound by and subject to the terms of their respective agreements.

4.    Change of Control Severance Benefits.

(a)    Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, Employee’s employment with the Company (or any subsidiary thereof) is terminated (i) involuntarily by the Company (or any subsidiary thereof) other than for Cause, Death or Disability, or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason, then, subject to Employee entering into a standard form of mutual release of claims with the Company, the Company shall provide Employee with the following benefits upon such termination:

(i)    Severance Payment.    A lump-sum cash payment in an amount equal to two hundred percent (200%) of the Employee’s Annual Compensation;

(ii)    Continued Employee Benefits.    Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents also shall be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) two years from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA;

(iii)    Pro-Rated Bonus Payment.    A lump-sum cash payment equal to 100% of such Employee’s target bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five; and

Notwithstanding the foregoing, in the event the Employee is employed by a subsidiary of the Company at the time of a Spin-Off of such subsidiary, then the Employee shall not be deemed to have been terminated for Cause nor shall Employee be permitted to terminate his or her employment pursuant to a Voluntary Termination for Good Reason and receive the benefits provided for in this Section 4(a) as a result of such Spin-Off, but rather the Former Subsidiary shall assume the obligations under this Agreement as provided for in Section 8.

(b)    Voluntary Resignation; Termination For Cause.    If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s (or any subsidiary’s) then existing severance and benefits plans or pursuant to other written assignments with the Company (or any subsidiary thereof).

(c)    Disability; Death.    If the Employee’s employment with the Company (or any subsidiary thereof) terminates as a result of the Employee’s Disability, or if Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s (or any subsidiary’s) then existing severance and benefits plans or pursuant to other written agreements with the Company (or any subsidiary thereof).

(d)    Termination Apart from Change of Control.    In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s (or any subsidiary’s) existing severance and benefits plans or pursuant to other written agreements with the Company.

5.    Golden Parachute Excise Tax.

(a)    In the event it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a “Payment”), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are (or will be) incurred by the Employee with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employee shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Company in an amount equal to the sum of the

Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by the Employee is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).

(b)    Subject to the provisions of subsection (c) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm selected by the Company with the consent of the Employee, which should not unreasonably be withheld (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 30 days after the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Company, as determined in accordance with this Section 5, shall pay any Gross-Up Payment to the Employee within five days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall so indicate to the Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with subsection (c) of this Section 5 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)    The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of the claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Employee shall not pay the claim prior to the expiration of the 30-day period following the date on which the Employee gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies the Employee in writing prior to the expiration of the 30-day period that it desires to contest the claim, the Employee shall:

(i)    give the Company any information reasonably requested by the Company relating to the claim;

(ii)    take any action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

(iii)    cooperate with the Company in good faith in order effectively to contest the claim; and

(iv)    permit the Company to participate in any proceedings relating to the claim.

The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 5, the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Employee to pay the claim and sue for a refund, the Company shall advance the amount of the payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)    If, after the receipt by the Employee of an amount advanced by the Company pursuant to subsection (c) of this Section 5, the Employee becomes entitled to receive any refund with respect to the claim, the Employee shall, subject to the Company’s compliance with the requirements of subsection (c) of this Section 5, promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to subsection (c) of this Section 5, a determination is made that the Employee shall not be entitled to any refund with respect to the claim and the Company does not notify the Employee in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.    Definition of Terms.    The following terms referred to in this Agreement shall have the following meanings:

(a)    Annual Compensation.    “Annual Compensation” shall mean an amount equal to the sum of (i) the Employee’s Company annual base salary as in effect immediately preceding the Change of Control, and (ii) 100% of the Employee’s Target Bonus.

(b)    Target Bonus.    “Target Bonus” shall mean Employee’s annual bonus, assuming 100% “on target” satisfaction of any objective or subjective performance milestones.

(c)    Cause.    “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company (or any subsidiary thereof that employs the Employee at such time), (iv) following delivery to the Employee of a written demand for performance from the Company (or any subsidiary thereof that employs the Employee at such time) which describes the basis for the Company’s (or any subsidiary’s) reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company (or any subsidiary thereof that employs the Employee at such time) which are demonstrably willful and deliberate on the Employee’s part.

(d)    Change of Control.    “Change of Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)    A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company; or

(v)    The sale or disposition to third parties (other than pursuant to a spin-off or similar transaction) by the Company of all or substantially all of any of the Carrier, PCBU, Enterprise, Palm or comparable business units; provided, however, that such transactions shall only constitute a “Change of Control” under this Agreement with respect to the Section 16 executive officers working primarily for the sold or disposed business unit immediately prior to the effective date of the Change of Control who are not offered a comparable position within the Company.

(e)    Disability.    “Disability” shall mean that the Employee has been unable to perform his duties as an employee of the Company (or any subsidiary thereof that employs the Employee at such time) as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company (or any subsidiary thereof that employs the Employee at such time) of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)    Former Subsidiary.    “Former Subsidiary” shall mean any former subsidiary of the Company that ceases to be as such due to a Spin-Off.

(g)    Spin-Off.    “Spin-Off” shall mean the distribution of the securities of a subsidiary of the Company to the Company’s stockholders at a time when the Company owns at least 80% of such subsidiary’s securities.

(h)    Voluntary Termination for Good Reason.    “Voluntary Termination for Good Reason” shall mean the Employee voluntarily resigns after the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the senior vice-president of a business unit of the Company remains as such following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8(a) below; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

7.    Non-Solicitation.    In consideration for the severance benefits Employee is to receive herein, if any, Employee agrees that he or she will not, at any time during the one year following his or her termination date, directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

8.    Assignment.

(a)    Company’s Successors / Former Subsidiary. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or any Former Subsidiary shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term Company shall include (i) any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law, (ii) a Former Subsidiary.

(b)    Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.    Notice.

(a)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Notice of Termination. Any termination of the Employee by the Company (or any subsidiary thereof that employs the Employee at such time) for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason as contemplated by Section 4(a) shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

10.    Miscellaneous Provisions.

(a)    No Duty to Mitigate.    The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

(b)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two authorized officers of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement[, other than the employment offer letter dated May 29, 2001], have been made or entered into by either party with respect to the subject matter hereof. This Agreement [and the offer letter] represent[s] the entire understanding of the parties hereto with respect to the subject matter hereof and supersede[s] all prior arrangements and understandings regarding same, including (but not limited to) the Management Retention Agreement dated June 10, 2001 between the Employee and the Company.

(d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without reference to its conflicts of law provisions).

(e)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	PALM, INC.

	By:	/s/ ERIC A. BENHAMOU
Eric Benhamou

	Title:	Chairman of the Board and Interim Chief Executive Officer

	Date:	September 17, 2002

EMPLOYEE		/s/ RICHARD TODD BRADLEY

	Date:	September 12, 2002